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                                               November 2, 2009

New England Securities Corporation
1095 Avenue of the Americas
New York, New York 10036

Metropolitan Life Insurance Company
200 Park Avenue
New York, New York 10166

New England Life Insurance Company
501 Boylston Street
Boston, Massachusetts 02116

                  Re: Letter Supplement dated November 2, 2009

Ladies and Gentlemen:

This letter supplements the Distribution Agreement dated August 19, 1996 between New England Securities Corporation (the "Distributor"), Metropolitan Life Insurance Company (the "Company"), and New England Variable Life Insurance Company (now New England Life Insurance Company).

The Company anticipates merging The New England Variable Account into Metropolitan Life Separate Account E on or about November 9, 2009. Upon the merger of these two separate accounts, the Company and the Distributor desire to have the Distributor continue as principal underwriter with respect to the Zenith Accumulator Individual Variable Annuity Contracts issued by the Company.

Please confirm your consent to the above provisions by signing where indicated below and on the enclosed counterparts of this letter.

                                          Very truly yours,

                                          NEW ENGLAND SECURITIES CORPORATION


                                          /s/ Rebecca Kovatch
                                          --------------------------------------
                                          By: Rebecca Kovatch
                                          Title: Vice President

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METROPOLITAN LIFE INSURANCE COMPANY


/s/ Gregory E. Illson
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By: Gregory E. Illson
Title: Vice President


NEW ENGLAND LIFE INSURANCE COMPANY


/s/ Marie C. Swift
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By: Marie C. Swift
Title: Vice President and Counsel


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